Exhibit 99.1
PRESS RELEASE CONTACT: MICHAEL SENKEN
PHONE: (770) 651-9100

MIMEDX FORECASTS 2018 REVENUE TO BE IN THE RANGE OF $383 MILLION TO $387 MILLION

Marietta, Georgia, December 13, 2017, (PR Newswire) -- MiMedx Group, Inc. (NASDAQ: MDXG), the leading biopharmaceutical company developing and marketing regenerative and therapeutic biologics utilizing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare, announced today its guidance for full year 2018.
Full Year 2018 Guidance Highlights:
The Company’s full year 2018 expectations include:

•	Revenue estimated between $383 to $387 million

•	Gross profit margins expected to be in the range of 89% to 90%

•	Operating Income expected to be in the range of 15% to 17%

•	GAAP Diluted EPS projected to be in the range of $0.30 to $0.35

•	Adjusted Diluted EPS* projected to be in the range of $0.45 to $0.50
*Adjusted Diluted Net Income per share consists of GAAP net income excluding: (i) one time acquisition related costs, (ii) amortization of inventory fair value step-up, (iii) amortization of intangible assets, (iv) share-based compensation (v) gain on divestiture and (vi) the normaliztion of tax expense.
Stability Biologics Divestiture Impact on 2017 Results
During 2017, the Company divested its Stability Biologics subsidiary as it was not a strategic fit with MiMedx’s new focus as a predominately biopharmaceutical company. As previously disclosed, the divestiture resulted in a $4.3 million one-time gain, as well as discrete tax benefits on the transaction totaling $5.7 million. The total positive impact to GAAP EPS in 2017 was $0.09 per share. This impact is excluded from the calculation of Adjusted Diluted EPS. Additionally, reported 2017 revenue includes approximately $7.0 million of Stability Biologics products.
Guidance Commentary
Parker H. “Pete” Petit, Chairman and CEO, stated, “We are pleased with the progress we have made in our 2017 initiatives, and expect to continue to benefit from them throughout the upcoming year and beyond. Our sales organization continues to build momentum, and we expect that to continue on a quarter over quarter basis throughout 2018. The same holds true for our operational, administrative, clinical, scientific, and corporate functions. However, as is our common practice, we utilize what we believe to be a conservative approach in providing our ‘Guidance.’ During the year, we divested our Stability Biologics subsidiary because it was not a strategic fit with our biopharmaceutical focus. If we excluded the revenue from that business from our 2017 revenue base, our forecasted revenue growth for 2018 on an on-going business basis would be over 23% at the upper end of our 2017 guidance range.”
Bill Taylor, President and COO, said, “Our expectations for 2018 growth in Wound Care are influenced by the continued momentum for EpiFix® adoption for the treatment of Diabetic Foot Ulcers (DFUs), and by the recent publication of the first large scale successful Venous Leg Ulcer (VLU) study completed in nearly 20 years and the study’s compelling results confirming the clinical efficacy of EpiFix in the treatment of VLUs. We have already seen policy decision changes from certain payers to add reimbursement coverage of EpiFix for VLU treatments. During 2018, we expect to see new coverage determinations from the remaining commercial payers to provide EpiFix reimbursement coverage for VLU procedures. Since our current breadth

Innovations In Regenerative Biomaterials
MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com

of reimbursement coverage with commercial payers is primarily for DFUs, we expect to obtain over 100 million additional commercial lives having EpiFix coverage for the treatment of VLUs by year-end 2018. Our 2018 revenue guidance assumes a conservative ramp up of these anticipated covered lives throughout the year.”
“We continue to gain additional leverage in our operating earnings due to the past investments we made in our infrastructure, including our Sales Management System (SMS) and other tools which have been implemented to improve the efficiency and effectiveness of our organization. Additionally, with the Stability Biologics divestiture completed, we expect our 2018 gross profit margins to be even stronger than 2017. Our 2018 clinical and scientific expenditures will continue to mirror the percentage expenditure levels from 2017 due to the four IND clinical trials currently under way for our micronized amniotic tissue, AmnioFix® Injectable. Two of the studies are for plantar fasciitis (Phase 2B and 3), one for Achilles tendonitis (Phase 3), and the fourth is for osteoarthritis of the knee (Phase 2B). We believe our AmnioFix Injectable should become a significant revenue opportunity for the Company. Not only do we expect AmnioFix Injectable to reduce pain, but it has the potential to reduce the use of opioid-based pain medications. With the work we have done over the past four years and will accomplish in 2018, we believe our micronized product platform is years ahead of our competition, and it will show revenue returns consistent with Company’s ‘3 and 1 in 20’ strategy,” noted Petit.
Taylor continued, “We expect to close out 2017 with approximately 380 professionals in our direct sales force. Throughout 2018, we anticipate expanding our direct sales force with approximately 60 additional sales professionals. Regarding our International market, we will be adding additional management for Canada and the Middle East region early in 2018 to complement the existing management in place covering Europe and the Pacific Rim.”
Share Repurchase Program
The Company initiated its Share Repurchase Program in May 2014, and since inception, the MiMedx Board of Directors has authorized $120 million in share repurchases. To date, shares purchased through the Share Repurchase Program represent in excess of 10% of the Company’s total diluted shares outstanding. At yesterday’s meeting of the MiMedx Board of Directors, an additional $10 million was authorized to be added to the Company’s Share Repurchase Program, bringing the total authorized amount to $130 million. The Board also extended the term of the Shares Repurchase Program through December 31, 2018. “As I have stated before, our Share Repurchase Program continues to be a prudent use of the Company’s capital, especially given our belief that our stock is so undervalued and that we have such a high growth profile in both our revenue and profit. We anticipate that our Board will continue to make additional authorizations as the situations and timing justify such decisions. In addition, management and the Board plan to explore other alternatives to invest in the Company’s future that are anti-dilutive and enhance shareholder value,” concluded Petit.
Announcement of First Quarter 2018 Revenue Guidance
The Company plans to announce its revenue guidance for the first quarter of 2018 on Monday, January 8, 2018.
2018 Outlook Conference Call
MiMedx will host a live broadcast of its full year 2018 Outlook conference call on Wednesday, December 13, 2017 at 10:30 Eastern Time. A listen-only simulcast of the MiMedx conference call will be available online at the Company’s website at www.mimedx.com. A 30-day online replay will be available approximately one hour following the conclusion of the live broadcast. The replay can also be found on the Company’s website at www.mimedx.com.

About MiMedx

Innovations In Regenerative Biomaterials
MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com

MiMedx® is the leading biopharmaceutical company developing and marketing regenerative and therapeutic biologics utilizing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare. “Innovations in Regenerative Medicine" is the framework behind our mission to give physicians products and tissues to help the body heal itself. We process the human placental tissue utilizing our proprietary PURION® Process among other processes, to produce safe and effective allografts. MiMedx proprietary processing methodology employs aseptic processing techniques in addition to terminal sterilization. MiMedx is the leading supplier of placental tissue, having supplied over 1 million allografts to date for application in the Wound Care, Burn, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic and Dental sectors of healthcare. For additional information, please visit www.mimedx.com.

Important Cautionary Statement
This press release includes forward-looking statements, including statements regarding future levels of revenues, gross profit margin, GAAP diluted EPS and adjusted diluted EPS; our expectation that we will continue to benefit in the future from investments made in 2017; our expectations about the effectiveness of AmnioFix Injectable in reducing pain and to reduce the use of opioid-based pain medications; expected additional covered insured lives for EpiFix for VLUs and DFUs; and our expectation that we will benefit from recent HCT/P regulatory guidance. These statements also may be identified by words such as “believe,” “except,” “may,” “plan,” “potential,” “will” and similar expressions, and are based on our current beliefs and expectations. Forward-looking statements are subject to significant risks and uncertainties, and we caution investors against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include the risk that we will not achieve forecast revenue, profit margin or EPS due to slower growth, higher expenses, or other factors; large-scale clinical trials may show that AmnioFix Injectible is less effective than expected; third-party insurers may choose not to cover, or may be slower to decide to cover, additional insured lives for the use of EpiFix to treat VLUs and DFUs; and that changes to regulation or regulatory interpretations may adversely affect the sale and marketing of our products. For more detailed information on the risks and uncertainties, please review the Risk Factors section of our most recent annual report or quarterly report filed with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and we assume no obligation to update any forward-looking statement.

Investor Contact:
COCKRELL GROUP
Rich Cockrell
877-889-1972
investorrelations@thecockrellgroup.com
cockrellgroup.com

Innovations In Regenerative Biomaterials
MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com